SCHEDULE 14A
(Rule
14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12.
BOYD GAMING CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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2026 ANNUAL MEETING

TO OUR STOCKHOLDERS:

You are invited to attend our 2026 Annual Meeting of Stockholders, which will be held on May 7, 2026 at 1:00 p.m., Pacific Time. This year’s Annual Meeting will be conducted virtually via live audio webcast. Our executive corporate offices, located at 6465 South Rainbow Boulevard in Las Vegas, Nevada, will serve as the statutory location from which the Annual Meeting will be hosted. However, you will only be able to attend the Annual Meeting, submit your questions and vote online during the meeting via electronic communication at http://www.virtualshareholdermeeting.com/BYD2026. By logging into this site, you will be deemed present at the Annual Meeting. Our stockholders will consider and vote on the following matters at the Annual Meeting:

1.	Election of eight members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.
2.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.	Advisory vote on executive compensation.
4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement attached to and made part of this notice.

Our board of directors has fixed the close of business on March 10, 2026 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of the accompanying proxy statement and our 2025 Annual Report to stockholders. The Internet Availability Notice contains instructions on how to access those documents over the internet and on how to request a paper copy of the materials, including the accompanying proxy statement, our 2025 Annual Report and a form of proxy card or voting instruction card, as applicable. All stockholders who have previously requested a copy by mail will receive a paper copy rather than the Internet Availability Notice.

All stockholders are invited to attend the virtual Annual Meeting conducted via live audio webcast. However, whether or not you expect to attend the Annual Meeting online, we urge you to vote as promptly as possible by following the instructions included in the accompanying proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you mail your proxy card or vote by telephone or online, you may still decide to attend the Annual Meeting and vote your shares.

By Order of the Board of Directors, Marianne Boyd Johnson Chairman Las Vegas, Nevada March 20, 2026

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains certain forward-looking statements based on management’s current assumptions and expectations, including statements regarding our Corporate Social Responsibility (“CSR”) goals and programs and other business plans, initiatives and objectives. These statements are typically accompanied by the words “aim,” “hope,” “believe,” “estimate,” “plan,” “aspire,” “strive” or similar words. All such statements are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Our actual future results, including the achievement of our goals, could differ materially from our projected results as the result of changes in circumstances, assumptions not being realized, or other risks, uncertainties, and factors. Such risks, uncertainties, and factors include the risk factors discussed in Item 1A of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this report. Boyd Gaming cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects. Any forward-looking statements are made as of the date in which this proxy statement is filed, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

In this proxy statement:

•	“we,” “us,” the “Company” and “Boyd Gaming” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2026 Annual Meeting of Stockholders to be held on May 7, 2026 at 1:00 p.m. PDT, and any adjournment or postponement thereof. Stockholders may only attend the Annual Meeting virtually. Please visit http://www.virtualshareholdermeeting.com/BYD2026.

2026 PROXY STATEMENT SUMMARY

Our Board of Directors (“Board”) is soliciting proxies for our 2026 Annual Meeting. This summary highlights information you will find in this proxy statement. We encourage you to review the entire proxy statement before you vote, as this is only a summary.

MEETING INFORMATION
• Date and Time:	May 7, 2026 at 1:00 p.m. PDT
• Location:	Virtual only, at http://www.virtualshareholdermeeting.com/BYD2026
• Record Date:	March 10, 2026
• Proxy Mailing Date:	On or about March 20, 2026

HOW TO VOTE

By internet: Visit the website listed on your proxy card	By phone: Call the telephone number on your proxy card	By mail: Sign, date and return the proxy card if you elected to receive one	At the meeting: Vote during the annual meeting when the polls are open

ITEMS OF BUSINESS

1 | Election of Directors
The Board recommends that stockholders vote FOR the election of each nominee.

2 | Ratification of Selected Independent Accounting Firm
The Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2026.

3 | Advisory Vote on Executive Compensation
The Board recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.

ABOUT BOYD GAMING

We are a leading geographically diversified operator of 27 brick-and-mortar gaming entertainment properties in 11 states, including Nevada. We also manage a tribal casino in northern California. We also own and operate a successful online casino gaming business in the United States and Canada that provides both business-to-business and business-to-consumer products and services.

We continually seek to position ourselves for long-term success and to create value for our stockholders. We achieve these goals by employing sound strategy for responsible growth, requiring effective governance practices and risk management, and following core practices that drive our success.

Responsible Growth	Effective Governance	Core Practices

•

Identify growth opportunities through acquisitions,
capital investments, and greenfield development initiatives

•

Grow within our operational and risk framework

•

Grow in a manner that is financially sustainable and consistent with our core values

•

Open communications between management and the Board

•

Board and Committee self-evaluations and executive sessions

•

Independent Presiding Director

•

Stock ownership guidelines and governance policies that ensure alignment across stakeholders

• Ethical decision-making • Customer-focused strategy • Inclusive culture and community involvement • Stakeholder engagement • Sharing our success with investors

1	2026 Proxy Statement

EFFECTIVE GOVERNANCE

We have one of the most experienced leadership teams in the casino industry, and we pride ourselves on offering our guests an outstanding entertainment experience, delivered with unwavering attention to customer service. We fulfill our mission while demonstrating the highest level of integrity, which starts in the boardroom and carries through to each of our properties. Employing a disciplined approach to executing on our goals, we strive to maximize stockholder value, to be a leader in our industry, and to provide meaningful opportunities for our team members and our communities.

As part of its ongoing commitment to good corporate governance, our Board has adopted Corporate Governance Guidelines setting forth its practices and written charters for each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (“GovNom Committee”). The Board has also adopted our Code of Business Conduct and Ethics that includes policies for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and team members. The Corporate Governance Guidelines, each of the Board’s Committee charters, and our Code of Business Conduct and Ethics referenced above are available in the “Investors—Governance” section of our website at www.boydgaming.com.

Web links throughout this document are provided for convenience only and are not intended to be active hyperlinks to the referenced websites. Information contained on our website is not part of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

We continually review our governance practices with a focus on promoting our commitment to delivering long-term stockholder value, strengthening the Board’s accountability, and maintaining a high level of public trust in Boyd Gaming. Highlights of our sound governance practices include:

Unclassified Board, annual election of directors, and active Board refreshment	Independent presiding director	Board oversight of risk management programs	Separation of Chairman and Chief Executive Officer (“CEO”) roles

All independent members receive full Board and management support in proposing agenda items	All Committee members are independent	Director resignation policy in uncontested elections	All Audit Committee members are “audit committee financial experts”

Anti-hedging policy	Limit to the number of public company boards on which our directors may serve	No poison pill	Stock ownership guidelines for directors and executive officers

Regular executive sessions of the Board and Committees	Board and Committees conduct annual self-evaluations	Comprehensive director orientation program	Clawback policy to recapture executive incentive payments

2026 Proxy Statement	2

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board

Our Board is responsible for company-wide risk oversight, with senior management bearing primary responsibility for managing these risks. The positions of Chairman and CEO are separate because the Board believes separation best allows the Board and management to ensure that our businesses, risks, opportunities and affairs are managed effectively and in our stockholders’ best interests.

The Board’s oversight functions are primarily coordinated through its committees. Each of the Audit Committee, the Compensation Committee, and the GovNom Committee receives regular updates from management and works with management to assess potential risk exposures and understand the controls in place to mitigate potential impacts of such risks. In turn, the committees report to the full Board regularly regarding their respective areas of risk oversight responsibilities.

Gaming and Regulatory Risk Management	CSR Risk Management

We take pride in being a responsible member of the gaming industry. Our Corporate Compliance Committee serves at the pleasure of management and oversees our Company’s gaming and regulatory compliance programs, which include gaming operations, government regulations applicable to gaming, and financial crime prevention such as anti-money laundering compliance and procedures. To ensure proper visibility and transparency, the Corporate Compliance Committee is chaired by a member of our Board who provides regular reports of such meetings to the GovNom Committee.

Our Board and management understand that operating on a foundation of corporate responsibility, community and stewardship are key to ensuring the Company’s long-term success. Our GovNom Committee is responsible for overseeing the Company’s strategies related to sustainability, inclusion and stewardship (collectively, our “CSR Initiatives”), with clear communication to the other Board committees and the full Board on these topics. The Committee actively engages with management regarding execution of our Corporate Social Responsibility (“CSR”) Initiatives and proper public disclosure on these topics.

Cybersecurity Risk Management

Led by a dedicated Information Security team, we operate with the highest degree of integrity in designing, delivering and maintaining a comprehensive program that safeguards our systems, services and data from cybersecurity-related threats. We regularly assess the efficacy of our program through externally-led technical simulations and assessments, including executive tabletop exercises. The results of these efforts are shared with the Board.

Supporting these efforts, team members are required to take regular information security training, ensuring our entire team is aware of the latest risks in cybersecurity and is prepared to do their part to keep our systems and information secure. Our Chief Information Security Officer (“CISO”) and Senior Vice President of Legal Operations and Compliance provide day-to-day oversight of our data privacy and cybersecurity programs. These positions work in coordination with one another as well as with other members of management, including our CEO, Chief Financial Officer (“CFO”), and our General Counsel and report directly to the CFO and to the General Counsel, respectively. Our CISO provides regular updates to the Board regarding cybersecurity and data protection matters, information and data security initiatives and practices, and any developments in the threat environments that we face.

3	2026 Proxy Statement

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Our GovNom Committee uses a variety of methods to identify and evaluate director nominees. Candidates may come into consideration via our Board members, professional search firms, stockholders or other persons. These candidates are evaluated by our GovNom Committee and may be considered at any point during the year.

The GovNom Committee considers many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our Board serves our stockholders’ interests. We believe that having a range of skills, experiences and perspectives represented on the Board maximizes stakeholder value. The GovNom Committee may consider the following elements, among others, when evaluating director nominees:

Personal and professional integrity	Leadership and strategic planning experience	Business or management experience

Gender and ethnicity	Financial and accounting acumen	Ability to understand and execute on Boyd Gaming’s business

Stockholders may also introduce a director candidate for consideration by submitting a recommendation to the GovNom Committee Chair, c/o Corporate Secretary, at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, no later than 60 days prior to the date of the 2027 Annual Meeting of Stockholders. Such notice must include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. Stockholders may nominate director candidates for election by following the timing, eligibility, procedural and any other requirements set forth in our Amended and Restated Bylaws as described further in “Stockholder Proposals; Other Matters”.

BOARD QUALIFICATIONS AND EXPERIENCE

The GovNom Committee annually performs an assessment of our Board’s composition with a view that diversity in all forms is a critical component of sound corporate governance. The following outlines a subset of the qualifications of our Board members. The following is intended to be a summary and does not include all of the qualifications, perspectives, and experiences our Board members offer.

Gaming / Hospitality Industry Experience	P	P	P	P	P	NP	P	P
Public Company Directorship/CEO	P	P	P	P	P	P	P	P
Strategy / M&A / Development	P	P	P	P	P	P	NP	P
Finance / Capital Markets	NP	P	NP	NP	P	NP	P	P
Leadership	P	P	P	P	P	P	P	P
Gender	F	M	M	M	M	F	M	M
Race/Ethnicity	W	W	W	B	W	W	W	W

*	Includes all independent and non-independent members running for re-election. “P” represents primary or core experience, “NP” represents not a primary or core experience.

The GovNom Committee believes its director nomination process has created a Board with diverse backgrounds and experiences that collectively serves the interests of our stockholders.

2026 Proxy Statement	4

DIRECTOR NOMINEES

Marianne Boyd Johnson Chairman Director Since: 1990 Age: 67 Other Public Company Boards: Western Alliance Bancorporation

EXPERIENCE:

Since January 1, 2026, Ms. Johnson has served as Chairman of the Board of Directors and has served as a Director of the Company since 1990. Ms. Johnson previously served as Executive Chairman of the Board, Co-Executive Chair and Vice Chairman. Ms. Johnson also served as an Executive Vice President of the Company from 2008 to May 2023, which followed more than 30 years of service with the senior management team and 15 years of service in various operational positions within the Company.

Ms. Johnson has served on the board of directors of Western Alliance Bancorporation since 1995, where she also serves as a member of the compensation committee and governance committee. Ms. Johnson is the daughter of William S. Boyd, our Chair Emeritus, and is the sister of William R. Boyd.

Ms. Johnson brings considerable public company experience in two highly regulated industries—gaming and banking.

Keith Smith President, CEO and Director Director Since: 2005 Age: 65 Other Public Company Boards: SkyWest, Inc.

EXPERIENCE:

As President and CEO of Boyd Gaming Corporation, Keith Smith leads one of the largest and most respected casino entertainment companies in the United States.

An industry veteran with more than 35 years of gaming experience, Mr. Smith first joined Boyd Gaming Corporation in 1990. He was promoted to Executive Vice President of Operations in 1998, Chief Operating Officer in 2001, and President in 2005. In January 2008, Mr. Smith was named CEO of Boyd Gaming. Mr. Smith has also been a member of the Company’s Board of Directors since April 2005.

Mr. Smith currently serves on the board of directors of regional airline operator SkyWest, Inc. where he serves as chairman of both the audit committee and nominating and governance committee. He previously served as chairman of the Los Angeles branch of the Federal Reserve Bank of San Francisco, chairman of the American Gaming Association, chairman of the Nevada Resort Association, and vice chairman of the Las Vegas Convention and Visitors Authority.

Mr. Smith brings a meaningful depth of experience and perspective from over 35 years in the gaming industry, including with respect to strategic operations, management, and financial matters along with his service on industry, financial and other public company boards.

William R. Boyd Director Director Since: 1992 Age: 66 Other Public Company Boards: None

EXPERIENCE:

Mr. Boyd has served as a Director since September 1992 and served as Vice President of the Company from December 1990 through September 2024. He also served as chair of the Company’s corporate compliance committee. Mr. Boyd also held various administrative and operations positions within the Company from 1978 through December 1990. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada.

Mr. Boyd has served over 40 years in the gaming industry, and his contributions while serving as chair of the Company’s compliance committee have provided valuable perspective to both management and the Board regarding compliance matters across the Company.

5	2026 Proxy Statement

John Bailey Director Director Since: 2015 Age: 65 Other Public Company Boards: None

EXPERIENCE:

Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm which he founded in 2001. Mr. Bailey has 40 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Mr. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as chair of the Nevada State Athletic Commission, chair of the Nevada State Bar Moral Character and Fitness Committee, chair of the Governing Board of the Andre Agassi College Preparatory Academy, member of the Southern Nevada District Court Review Commission, director of the Council for a Better Nevada, the Las Vegas Global Economic Alliance, the Public Education Foundation, the Smith Center for the Performing Arts, and the Nevada Health & Bioscience Asset Corporation. He previously served on the board of directors of SHFL Entertainment, Inc., at the time a publicly traded company.

Mr. Bailey introduces perspectives and best practices based on his 40 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company.

Michael Hartmeier Director Director Since: 2024 Age: 63 Other Public Company Boards: DiamondRock Hospitality

EXPERIENCE:

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays and also sits on the board of directors of DiamondRock Hospitality. Mr. Hartmeier previously served on the board of directors of Full House Resorts, Inc., a regional casino operator. His other prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. Mr. Hartmeier has completed over $125 billion in financing and advisory assignments during his 25 years as an investment banker. Mr. Hartmeier received his Master of Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is currently licensed as a certified public accountant (inactive) and began his career as an auditor at Price Waterhouse.

Mr. Hartmeier provides valuable insight with respect to strategy and capital markets, particularly within the gaming and banking industries.

Christine Spadafor Director Director Since: 2009 Age: 70 Other Public Company Boards: None

EXPERIENCE:

Ms. Spadafor is the Chief Executive Officer of SpadaforClay Group, Inc., a management consulting firm. Ms. Spadafor also has experience as a corporate, university, private equity, venture capital, and non-profit board director and has served as advisor to Fortune 100 C-suite executives. Prior to establishing her own firm, she was a partner at three global management consulting firms, including the Boston Consulting Group. Ms. Spadafor is a commentator on BBC World Service’s “Business Matters” global radio broadcast and podcast, a lecturer in the Visiting Executive Program at Tuck School of Business at Dartmouth and a lecturer at Harvard Medical School and other graduate programs. She is a speaker/keynote at seminars, meetings and podcasts addressing agile leadership and board governance, including the US Chamber of Commerce, and is a contributor to Forbes, Fortune, Inc., and other business journals. The American Bar Association/Direct Women recognized her as one of the nation’s top 20 female attorneys with business expertise to serve on corporate boards.

Ms. Spadafor contributes broad business and management experiences to our Board and brings a sound foundation for understanding and applying strategic approaches to operational issues, both domestically and internationally. Her education and broad expertise in public health and human capital management further enhances the Company’s approach to such issues, from both a strategic and an operational perspective.

2026 Proxy Statement	6

A. Randall Thoman Director Director Since: 2019 Age: 74 Other Public Company Boards: None

EXPERIENCE:

Mr. Thoman is the principal of Thoman International, LLC, a business advisory and consulting firm, which he formed in 2009. Prior to his current responsibilities, Mr. Thoman held several positions at Deloitte & Touche LLP (“Deloitte”) during a more than 30-year career with the firm, including serving as a partner from 1991 until his retirement in 2009. For more than 15 years, Mr. Thoman served as the primary technical partner in Deloitte’s Las Vegas office, having responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based clients registered with the Securities and Exchange Commission (“SEC”). He previously served on the board of directors of Southwest Gas Holdings, SLS Las Vegas, and SHFL entertainment, Inc.

Mr. Thoman has extensive experience and expertise in audit and financial accounting, including more than 30 years as a certified public accountant in addition to his extensive experience regarding technical accounting matters and management. Mr. Thoman also provides perspective via his prior other public company directorships and his experience in the gaming industry.

Paul Whetsell Director Director Since: 2015 Age: 75 Other Public Company Boards: Hilton Grand Vacations, Inc.

EXPERIENCE:

Mr. Whetsell previously served as Vice Chairman of Loews Hotels Holding Corporation and as President and Chief Executive Officer from January 2012 until 2015. Mr. Whetsell has served as President and Chief Executive Officer of Capstar Hotel Company since 2006. Currently, Mr. Whetsell is on the board of Hilton Grand Vacations, Inc. and serves as the chair of the compensation committee. Mr. Whetsell is on the board of Vistry Group in the United Kingdom and serves as chair of its remuneration committee. Mr. Whetsell served on the board of NVR, Inc., a publicly traded company, from 2007 until his retirement from that board in 2018. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Mr. Whetsell provides significant operational and strategic expertise from his more than 35 years of senior management responsibilities in the hospitality industry, his active involvement in lodging and hospitality associations, and his service on other public company boards.

Due to Mr. Whetsell’s unique expertise, leadership, and role in critical Company matters, the Board approved a waiver of its mandated retirement age under our Corporate Governance Guidelines for one year.

Our Board held a total of 15 meetings during 2025. Each of our current directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholder meetings. Each of our directors attended our 2025 annual meeting.

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DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require that our Board consist of a majority of independent directors consistent with New York Stock Exchange (“NYSE”) listing standards. These standards require the Board to determine, among other things, that our independent directors have no material relationship with Boyd Gaming other than as a director. The Board considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee and also considers sales and purchases of products and services in the ordinary course of business between Boyd Gaming and other companies where a director or immediate family member may have a relationship.

Applying these standards, each of the following individuals is considered an “independent director”:

John Bailey

Michael Hartmeier

Christine Spadafor

A. Randall Thoman

Paul Whetsell

COMMUNICATING WITH OUR BOARD

Our stockholders and other interested parties may communicate with our Board by writing to:

Boyd Gaming Corporation

6465 South Rainbow Boulevard

Las Vegas, Nevada 89118

Attn: Corporate Secretary

Communications will be reviewed by our Corporate Secretary and, if determined to be relevant to our operations and policies, will be forwarded to our Board or our presiding director, as appropriate.

2026 Proxy Statement	8

BOARD COMMITTEES

Our Board has three standing committees as outlined below, each comprised of independent directors.

Audit Committee	Meetings in Fiscal 2025: 13
Members: A. Randall Thoman, Chair* Michael Hartmeier* Christine Spadafor* * Audit Committee Financial Expert as defined in applicable SEC rules.

Primary responsibilities:

»  supervising our financial controls;

»  appointing our independent registered public accounting firm;

»  managing our financial statement and disclosure processes;

»  meeting with our officers regarding our financial controls; and

»  acting on recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts.

Corporate Governance and Nominating Committee	Meetings in Fiscal 2025: 4
Members: Christine Spadafor, Chair John Bailey Paul Whetsell

Primary responsibilities:

»  assisting in identifying qualified individuals to join our Board;

»  recommending the composition and compensation of Board and Committee members;

»  conducting annual reviews of each director’s independence and making recommendations to the Board based on its findings;

»  recommending director nominees for election;

»  establishing and monitoring a process of assessing the Board’s effectiveness;

»  developing and recommending to the Board and implementing a set of corporate governance principles and procedures applicable to the Company; and

»  overseeing the Company’s CSR Initiatives.

Compensation Committee	Meetings in Fiscal 2025: 3
Members: Paul Whetsell, Chair John Bailey Michael Hartmeier

Primary responsibilities:

»  overseeing all compensation policies for team members;

»  making recommendations to the Board regarding compensation matters;

»  determining CEO compensation;

»  providing oversight of our compensation philosophy as described under “Compensation Discussion and Analysis”; and

»  administering the Company’s stock plans and determining the terms and conditions of issuances thereunder.

The Compensation Committee has the authority to retain consultants to assist in evaluating various elements of our compensation programs and in making compensation determinations, including for our CEO. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) throughout 2025 to provide compensation-related analyses and consulting services. The Compensation Committee determined that Exequity is independent and has not created any conflict of interest. Our CEO also provides recommendations to the Compensation Committee for each NEO (other than himself) and for members of our management committee, which performs an active role in the leadership and strategy for the Company’s development, operations and growth.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2025 through May 8, 2025, the members of our Compensation Committee consisted of Peter Thomas and Messrs. Bailey and Whetsell. Mr. Thomas served as chair of the Compensation Committee until May 8, 2025, when his Board service ended in accordance with the Board’s mandatory retirement policy under our Corporate Governance Guidelines. From May 8 through December 31, 2025, the members of our Compensation Committee consisted of Messrs. Whetsell, Bailey, and Hartmeier. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

9	2026 Proxy Statement

OUR APPROACH TO BUSINESS

Founded in 1975, we are a leading geographically diversified operator of 27 gaming entertainment properties in 11 states, and we manage a tribal casino in northern California. We are built on a philosophy we call “Boyd Style”, which means sharing our success with others, treating our stakeholders with respect and honesty, and working to make our communities better places because we are a part of them. We believe our commitment to CSR initiatives supports and enhances our ability to create long-term stockholder value—we demonstrate this commitment through the following pillars:

2026 Proxy Statement	10

DIRECTOR COMPENSATION

Our non-employee director compensation program consists of cash retainers and an annual grant of time-based restricted stock units (RSUs). The annual cash retainer component is available to non-employee directors as follows:

Board	- Member: $105,000 - Presiding Director: additional $45,000
Audit Committee	- Chair: $35,000 - Member: $15,000
Compensation Committee	- Chair: $25,000 - Member: $10,000
GovNom Committee	- Chair: $25,000 - Member: $10,000

All non-employee directors also receive time-based RSUs equal to $200,000 on each annual meeting date.

The following table sets forth the compensation earned for director services by each non-employee director during the fiscal year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)	Total ($)

John Bailey	150,625	200,000	350,625

Christine Spadafor	142,083	200,000	342,083

A. Randall Thoman	137,083	200,000	337,083

Paul Whetsell	133,438	200,000	333,438

Michael Hartmeier	125,625	200,000	325,625

William R. Boyd	105,000	200,000	305,000

(1)

Neither Mr. Smith nor Ms. Johnson received compensation for serving as a member of the Board in 2025. Mr. Smith was compensated for his service as an executive officer; Ms. Johnson was compensated for her service as Executive Chairman. Ms. Johnson will receive fees for her Board service effective January 1, 2026. For more information, see “Compensation Discussion and Analysis” and “Transactions with Related Persons.” Peter Thomas received $92,500 cash for fees earned for his Board service until his retirement from the Board on May 8, 2025.

(2)

Includes amounts deferred under our Deferred Compensation Plan to the extent of such individual’s participation. The plan permits a participating director to defer up to 100% of fees that are paid in cash.

(3)

The Board approved increases to annual retainer fees effective August 1, 2025 as follows: Presiding Director $45,000 (previously $30,000), Audit Committee Chair $35,000 (previously $30,000), and GovNom Committee Chair $25,000 (previously $20,000).

(4)

Reflects the grant date fair value of awards made pursuant to our 2020 Stock Incentive Plan (“Stock Incentive Plan”), as determined in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on February 20, 2026.

11	2026 Proxy Statement

COMPENSATION DISCUSSION

AND ANALYSIS

OUR NEOS

This Compensation Discussion and Analysis describes the compensation of our named executive officers (“NEOs”):

Keith Smith President and Chief Executive Officer Years with Boyd Gaming: 35	Josh Hirsberg Chief Financial Officer and Treasurer Years with Boyd Gaming: 19

Stephen Thompson Chief Administrative Officer Years with Boyd Gaming: 42	Theodore Bogich* Chief Operating Officer Years with Boyd Gaming: 22

Uri Clinton General Counsel and Corporate Secretary Years with Boyd Gaming: 5

* Mr. Bogich retired from the Company effective December 31, 2025.

OUR COMPENSATION PHILOSOPHY

We remain focused on generating sustainable value through responsible growth of our business. Key to our success is continuing to identify growth opportunities via acquisitions, meaningful property-level investments, and greenfield development initiatives while at the same time maintaining a diversified business model and operational efficiencies—all while achieving operating margins at competitive levels.

We achieve these goals by demonstrating operational excellence, focusing on our core customer, and maintaining a balanced and forward-looking portfolio. We prioritize our commitment to creating value for our stockholders, and we continue to focus on a balanced approach as we look toward future growth.

We seek to align the compensation packages of our NEOs with our long-term strategy by focusing on appropriately balancing achievement of short- and long-term goals and promoting growth, innovation and discipline. This philosophy is reflected in our executive pay design in the following ways:

✓	Total executive compensation is targeted at the 50th percentile of our peer group
✓	Short-term incentive compensation is performance-based
✓	Long-term compensation is 100% equity-denominated
✓	Executives are subject to stock ownership guidelines
✓	No employment agreements

2025 PERFORMANCE HIGHLIGHTS

Adjusted EBITDAR* $1.4B	Net Income $1.8B	Earnings per Share $22.56*	Share repurchases and dividends exceeding $800M
* Impacted by after-tax gain from sale of FanDuel equity interest

*

Adjusted EBITDAR is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of Adjusted EBITDAR to the most comparable GAAP measure, please see Note 14 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

2026 Proxy Statement	12

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. In 2025, we reviewed compensation policies that can raise or lower our compensation risk profile, whether individually or collectively. This review includes our compensation strategy, short- and long-term incentive plan designs, executive severance agreements, benefits and perquisites, governance practices, and other policies and practices.

We believe the process we followed in 2025 is complete and sufficient for determining whether the Company’s practices are reasonably likely to encourage excessive risk taking. The Compensation Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

We also believe our NEO compensation packages are competitive with other leading companies in the gaming and hospitality industries. Our compensation consultant, Exequity, assists us in conducting peer group analyses with a view toward establishing NEO total compensation that is competitive with our peers. The peer group considered for purposes of setting 2025 pay consisted of the following: Bally’s Corporation; Caesars Entertainment, Inc.; Churchill Downs Incorporated; Golden Entertainment, Inc.; Hilton Grand Vacations Inc.; Hyatt Hotels Corporation; Light & Wonder, Inc.; Marriott Vacations Worldwide Corporation; MGM Resorts International; PENN Entertainment, Inc.; Red Rock Resorts, Inc.; Six Flags Entertainment Corporation; Travel + Leisure Co.; Vail Resorts, Inc.; and Wynn Resorts, Limited.

2025 TARGET COMPENSATION MIX

Consistent with our compensation philosophy and risk considerations, 2025 target compensation mix for Mr. Smith and our other NEOs was as follows:

CEO Target Pay

Long-Term Incentive
Performance-Based Pay
12.82%
25.63%
36.93%
24.62%
Base
Short-term incentive
Performance shares
Time-based RSUs

62.6%

Performance-Based Pay

Average other NEOs Target Pay

Long-Term
Incentive
21.63%
23.33%
27.52%
27.52%
Performance-Based
Pay
Base
Short-term incentive
Performance shares
Time-based RSUs

50.9%

Performance-Based Pay

*	Does not include Career Shares, which vest based on an NEO’s age and length of service. For more information, see “Long Term Incentives.”

In 2025, the Compensation Committee adjusted Mr. Smith’s total target compensation such that 60% of his long-term incentive compensation is performance-based and 40% is time-based. Prior to 2025, Mr. Smith’s performance-based and time-based long-term incentive awards were allocated 50% each.

13	2026 Proxy Statement

SHORT-TERM INCENTIVES

Our commitment to responsible growth, operational efficiencies, and balanced capital allocation has allowed us to successfully maintain sustainable expansion and positive financial results.

The Compensation Committee continued its philosophy of executing on a measured approach to 2025 compensation, approving a design for the short-term incentive program based on a twelve-month performance period that considered a mix of (i) Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (“Adjusted EBITDAR”) after corporate expense1 and (ii) individual contributions to achievement of strategic Company initiatives.

Metric	Weight	Threshold		Target**	Maximum	Payout
Adjusted EBITDAR after Corporate Expense[1]*	90%	$1,106,400	**	$1,383,000	$1,659,600**	100%
Achievement of Strategic Company Initiatives	10%	—		—	—	—

[1]

Adjusted EBITDAR is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of Adjusted EBITDAR to the most comparable GAAP measure, please see Note 14 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Amount also excludes (1) a $27,827,000 adjustment in recognition of modifications to certain online market access revenue sharing arrangements in connection with the Company’s 2025 sale of its equity interest in FanDuel, and (2) a $1,267,000 adjustment to reflect the closure of our Sam’s Town Tunica property in 2025.

*	In thousands
**

Threshold performance (80% of target) would have resulted in a payout of 50% of an executive’s target, and maximum performance (120% of target) would have resulted in a payout of 200% of an executive’s target.

Maximum payout under the short-term incentive plan is capped at 200% of target. Actual 2025 Adjusted EBITDAR after corporate expense equaled $1,383,000, which resulted in performance at 100% of target. Each of our NEOs achieved 100% of their contributions related to achievement of strategic Company initiatives. As a result, the blended payout received by each of our NEOs equaled 100%. These amounts were paid entirely in 2026.

LONG-TERM INCENTIVES

We believe long-term compensation should serve both as an incentive for achieving longer term Company performance goals and as a retention tool for our executives. We also believe that stock price appreciation and ownership in the Company are valuable incentives that align executive and stakeholder interests.

Our NEOs receive long-term incentive compensation in the form of time-based RSUs, Performance Shares and Career Shares. Grants for the 2025 target period were as follows:

Executive	Time-Based RSUs ($)(1)	Target Performance Shares ($)	Career Shares ($)(2)
Keith Smith	3,553,966	5,330,909	239,984
Josh Hirsberg	1,306,618	1,306,618	133,532
Stephen Thompson	966,859	966,859	115,503
Theodore Bogich	966,859	966,859	115,503
Uri Clinton	836,213	836,213	101,280

(1)	Time-based RSU grants generally vest one-third on each anniversary of the grant date.
(2)

Our Career Shares Program provides for the grant of RSUs (“Career Shares” or “Career RSUs”) under our Stock Incentive Plan. Each Career Share entitles a holder to one share of common stock upon vesting. To receive payout, grantees must be at least 55 years of age and must have been continually employed by us for a minimum of ten years. Retirement after ten years of service will entitle a grantee to 50% of his Career Shares. The amount increases to 75% after 15 years and 100% after 20 years of employment. Each NEO received an annual grant of Career Shares equal to a percentage of his base salary in 2025. As of December 31, 2025, Messrs. Smith, Thompson, and Bogich were 100% vested in each of their respective Career Shares, Mr. Hirsberg was 75% vested, and Mr. Clinton was entirely unvested. The Career Shares may be converted to common stock only at separation of service from the Company and are subject to vesting as outlined in “Grants of Plan-Based Awards”.

2023—2025 performance period results: Performance Share achievement with respect to the 2023—2025 performance period was measured by Adjusted EBITDAR, weighted at 50%, consolidated Adjusted EBITDAR margin,

2026 Proxy Statement	14

weighted at 25%, and return on invested capital (“ROIC”), weighted at 25%. Achievement was based on three separate twelve-month performance periods, with possible achievement ranging from 0% to a maximum of 200%. Company performance for the three twelve-month performance periods resulted in a blended payout at 128%.

PERQUISITES AND OTHER BENEFITS

We provide our NEOs with perquisites that we believe are reasonable, competitive, and consistent with our overall executive compensation program.

Our NEOs are eligible to participate in our benefit plans, including our 401(k) plan and medical, vision and dental insurance. In addition, our senior management members and our non-employee directors are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level team members. We provide our NEOs with additional life insurance coverage compared to what is generally made available to our other team members, and our CEO uses our corporate aircraft for limited personal use. See “Summary Compensation Table”.

STOCK OWNERSHIP GUIDELINES

We believe having a meaningful ownership stake in the Company is an important tool to align interests across all stockholders. Our guidelines require stock ownership based on a multiple of the participant’s base salary, as follows:

CEO 5 times base salary	CFO, Chief Operating Officer, Chief Administrative Officer, and General Counsel 3 times base salary	Non-employee Board members 5 times annual cash retainer received by the Board member	Independent Board members 5 times annual cash retainer received by the Board member

CLAWBACK POLICY

Under our clawback policy, we will, under certain circumstances, recoup the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our NEOs. In the event of any required restatement of our financial statements, we will seek to recover from our Section 16 officers incentive-based compensation (as defined in the policy) to the extent such compensation exceeds what would have been paid had it been based on the financial statements as restated.

Our equity award agreements also provide that, in addition to being subject to the Company’s clawback policy, the awards may be subject to forfeiture or recoupment if the award recipient violates restrictive covenants or company policies or otherwise engages in activity that has caused, or could reasonably be expected to cause, significant economic or reputational harm to the Company.

We will administer our clawback policy consistently with the requirements of Securities Exchange Act (“Exchange Act”) Rule 10D-1 and any related rules or regulations adopted by the SEC, NYSE or other applicable laws.

ANTI-HEDGING POLICY

Our NEOs are subject to Company policies that prohibit them from entering into hedging or monetization transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds or otherwise.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Paul Whetsell, Chair

John Bailey

Michael Hartmeier

Members, Compensation Committee

15	2026 Proxy Statement

COMPENSATION TABLES

SUMMARY COMPENSATION

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2023—2025 by each of our NEOs.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Keith Smith President and CEO	2025	1,850,000	—	9,124,858	3,700,000	22,629	14,697,487
	2024	1,600,000	—	6,691,049	3,173,120	31,809	11,495,978
	2023	1,550,000	—	6,666,287	3,168,200	26,159	11,410,646

Josh Hirsberg CFO and Treasurer	2025	925,000		2,746,768	1,017,500	13,754	4,703,022
	2024	890,000	—	2,363,170	1,049,488	14,282	4,316,940
	2023	850,000	—	2,267,033	1,092,080	12,296	4,221,409

Stephen Thompson Chief Administrative Officer	2025	790,000		2,049,221	869,000	9,315	3,717,536
	2024	770,000	—	1,848,332	907,984	7,058	3,533,374
	2023	730,000	—	1,715,411	852,640	5,408	3,303,459

Theodore Bogich(1) Chief Operating Officer	2025	790,000		2,049,221	869,000	6,320	3,714,541
	2024	770,000	—	1,848,332	907,984	5,633	3,531,949
	2023	730,000	—	1,715,411	852,640	5,408	3,303,459

Uri Clinton General Counsel and Corporate Secretary	2025	700,000		1,773,707	700,000	7,870	3,181,577
	2024	675,000	—	1,481,116	723,600	7,058	2,886,774
	2023	600,000	—	1,263,484	700,800	5,408	2,569,692

(1)	Mr. Bogich retired from the Company effective December 31, 2025.
(2)	Includes amounts deferred to the extent of such individual’s participation in our 401(k) Profit Sharing Plan and Trust and for 2023, under our Deferred Compensation Plan.
(3)

Reflects the grant date fair value as determined in accordance with ASC 718. The value is based on the fair market value of our common stock on the grant date, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans” included in our Annual Reports on Form 10-K filed with the SEC.

(4)

Includes Career RSUs, time-based RSUs and Performance Shares awarded as part of the regularly scheduled annual grant. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to cliff vesting and satisfaction of certain performance metrics. Performance Share reported amounts assume performance metrics were achieved at target performance levels. If the maximum level of performance were achieved, each NEO would earn 200% of the target number of Performance Shares awarded. Based on the closing price of the Company’s common stock on the February 20, 2025 grant date ($79.42), the maximum value of Performance Shares awarded to each NEO is as follows: Mr. Smith — $10,661,817; Mr. Hirsberg — $2,613,236; Mr. Thompson — $1,933,718; Mr. Bogich — $1,933,718; and Mr. Clinton — $1,672,426.

(5)	Reflects the short-term incentive payment approved by the Compensation Committee under the 2000 Executive Management Incentive Plan (“2000 MIP”).
(6)	Includes the following perquisites and personal benefits:

Name	401(k) Contributions	Life Insurance Premiums	Medical Reimbursements(A)	Use of Corporate Aircraft(B)
Keith Smith	$5,250	$1,400	$9,498	$6,481
Josh Hirsberg	5,250	1,400	7,104	—
Stephen Thompson	5,250	1,070	2,995	—
Theodore Bogich	5,250	1,070	—	—
Uri Clinton	5,250	1,050	1,570	—

(A)	Represents Company-sponsored health care plan reimbursements.
(B)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft.

2026 Proxy Statement	16

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made under our incentive plans to our NEOs during the fiscal year ended December 31, 2025.

Name	Award Type	Grant Date	Date of Compensation Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(5)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith Smith	Short-term incentive(1)	—	—	1,850,000	3,700,000	7,400,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/25	12/07/06	—	—	—	—	—	—	3,341	—	—	239,984
	RSUs(3)	02/20/25	—	—	—	—	—	—	—	44,749	—	—	3,553,966
	Performance Shares(4)	02/20/25	—	—	—	—	33,562	67,123	134,246	—	—	—	5,330,909
Josh Hirsberg	Short-term incentive(1)	—	—	508,750	1,017,500	2,035,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/25	12/07/06	—	—	—	—	—	—	1,859	—	—	133,532
	RSUs(3)	02/20/25	—	—	—	—	—	—	—	16,452	—	—	1,306,618
	Performance Shares(4)	02/20/25	—	—	—	—	8,226	16,452	32,904	—	—	—	1,306,618

Stephen Thompson	Short-term incentive(1)	—	—	434,500	869,000	1,738,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/25	12/07/06	—	—	—	—	—	—	1,608	—	—	115,503
	RSUs(3)	02/20/25	—	—	—	—	—	—	—	12,174	—	—	966,859
	Performance Shares(4)	02/20/25	—	—	—	—	6,087	12,174	24,348	—	—	—	966,859
Theodore Bogich	Short-term incentive(1)	—	—	434,500	869,000	1,738,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/25	12/07/06	—	—	—	—	—	—	1,608	—	—	115,503
	RSUs(3)	02/20/25	—	—	—	—	—	—	—	12,174	—	—	966,859
	Performance Shares(4)	02/20/25	—	—	—	—	6,087	12,174	24,348	—	—	—	966,859
Uri Clinton	Short-term incentive(1)	—	—	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/25	12/07/06	—	—	—	—	—	—	1,410	—	—	101,280
	RSUs(3)	02/20/25	—	—	—	—	—	—	—	10,529	—	—	836,213
	Performance Shares(4)	02/20/25	—	—	—	—	5,265	10,529	21,058	—	—	—	836,213

(1)

Represents short-term incentive bonus for fiscal year 2025 under the 2000 MIP. Actual award amount is measured by Adjusted EBITDAR after corporate expense and achievement of strategic initiatives as approved by the Board. “Threshold” represents achieving a performance level that is 80% of the target amount; “Target” represents achieving 100% of the target amount; and “Maximum” represents achieving 120% or more of the target amount.

(2)

Represents Career Shares in the form of RSUs granted pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years of age and must have been continually employed by us for a minimum of ten years. Retirement after ten years of service will entitle a grantee to 50% of his Career RSUs. The amount increases to 75% after 15 years and 100% after 20 years of employment. In the event of a grantee’s death or permanent disability or following a change in control of the Company, the grantee will be deemed to have attained age 55, and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of the qualifying event.

(3)

Represents time-based RSUs granted under our Stock Incentive Plan. RSUs are subject to vesting tied to continued service through the applicable vesting date (except as otherwise provided in the applicable award).

(4)

Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to satisfaction of certain performance metrics. The Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and our Stock Incentive Plan.

(5)

Career RSUs are based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day.

(6)

Represents the aggregate grant date fair value of the 2025 awards, determined in accordance with ASC 718. Amounts reported for Performance Shares assume that the performance metrics were achieved at the target performance level.

17	2026 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our NEOs outstanding as of December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
Keith Smith	—	—	—	—	44,749	(2)	3,814,405	67,123	(5)	5,721,565
	—	—	—	—	50,489	(3)	4,303,682	50,489	(6)	4,303,682
	—	—	—	—	49,366	(4)	4,207,958	49,366	(7)	4,207,958
Josh Hirsberg	—	—	—	—	16,452	(2)	1,402,368	16,452	(5)	1,402,368
	23,924	—	17.75	11/08/2026	17,477	(3)	1,489,739	17,477	(6)	1,489,739
	—	—	—	—	16,455	(4)	1,402,624	16,455	(7)	1,402,624
					18,883	(8)	1,609,587
Stephen Thompson	—	—	—	—	12,174	(2)	1,037,712	12,174	(5)	1,037,712
	—	—	—	—	13,593	(3)	1,158,667	13,593	(6)	1,158,667
	—	—	—	—	12,342	(4)	1,052,032	12,342	(7)	1,052,032
Theodore Bogich	—	—	—	—	12,174	(2)	1,037,712	12,174	(5)	1,037,712
	—	—	—	—	13,593	(3)	1,158,667	13,593	(6)	1,158,667
					12,342	(4)	1,052,032	12,342	(7)	1,052,032
Uri Clinton	—	—	—	—	10,529	(2)	897,492	10,529	(5)	897,492
	—	—	—	—	10,875	(3)	926,985	10,875	(6)	926,985
	—	—	—	—	9,051	(4)	771,507	9,051	(7)	771,507
					5,492	(8)	468,138

(1)

Represents the value based on the closing price of our common stock on December 31, 2025 of $85.24, which was the last trading day in 2025, multiplied by the aggregate number of Career RSUs, RSUs or Performance Shares, as applicable.

(2)	Represents RSUs granted under our Stock Incentive Plan on February 20, 2025. The RSUs vest one-third on each anniversary of the grant date.
(3)	Represents RSUs granted under our Stock Incentive Plan on February 28, 2024. The RSUs vest in full on the third anniversary of the grant date.
(4)	Represents RSUs granted under our Stock Incentive Plan on February 22, 2023. The RSUs vest in full on the third anniversary of the grant date.
(5)

Represents Performance Shares granted under our Stock Incentive Plan on February 20, 2025. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume performance metrics were achieved at target.

(6)

Represents Performance Shares granted under our Stock Incentive Plan on February 28, 2024. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume performance metrics were achieved at target.

(7)

Represents Performance Shares granted under our Stock Incentive Plan on February 22, 2023. Amount earned is based on performance through December 31, 2025. Shares remained unreleased until settled on February 20, 2026.

(8)

Represents unvested Career RSUs. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. As of December 31, 2025, Mr. Hirsberg was 75% vested in his Career RSUs, and Mr. Clinton was entirely unvested in his Career RSUs. See “Compensation Discussion and Analysis—Long Term Incentives.”

2026 Proxy Statement	18

OPTION EXERCISES AND STOCK VESTING
The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith Smith	—	—	55,400	4,258,044
Josh Hirsberg	—	—	18,128	1,393,318
Stephen Thompson	—	—	13,091	1,006,174
Theodore Bogich	—	—	13,091	1,006,174
Uri Clinton	—	—	8,564	658,229

(1)	Represents Performance Shares that vested during 2025. No Career RSUs or time-based RSUs vested during the period.
NON-QUALIFIED DEFERRED COMPENSATION
Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under the plan, our NEOs may defer up to 80% of their base salary and up to 100% of their incentive compensation. We did not make any discretionary matching contributions or additions to a participant’s account in 2025. The following table sets forth amounts deferred, including under our predecessor plan, for the year ended December 31, 2025.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Keith Smith	—	161,686	1,304,560
Josh Hirsberg	—	132,475	909,495
Stephen Thompson	—	329,827	2,829,292
Theodore Bogich	—	94,928	1,554,956
Uri Clinton	—	—	—
Equity Grant Timing
During 2025, we did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2025, we did not grant stock options to our NEOs.

19	2026 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Under the terms of our 2000 MIP, Change in Control Plan (“CIC Plan”) and our equity incentive plans, including the individual award agreements under our equity incentive plans, our NEOs may be entitled to payments, enhanced vesting and other benefits upon their termination of employment or a change in control of the Company. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving NEOs.
The following table sets forth the estimated payments, enhanced vesting entitlements and other benefits that would be made to each of our NEOs upon voluntary termination, involuntary termination—not for cause, involuntary termination—for cause, a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2025 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $85.24 per share (the closing market price of our common stock on December 31, 2025, the last trading day in 2025);

•	For purposes of the short-term/annual awards under the 2000 MIP, the NEO has earned and is paid his target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•
The vesting of all unvested stock options, time-based RSUs, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that settled based on the Compensation Committee’s subsequent determination of 2025 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the applicable plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•
The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of time-based RSUs, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

2026 Proxy Statement	20

The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table. The amounts set forth in the table do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination				Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
Keith Smith
CIC Plan	—	—	—	15,888,340		—
Short-term/Annual Bonus (2000 MIP)	3,422,500	3,422,500	3,422,500	3,422,500	(1)	3,422,500
Unvested and Accelerated Awards Under Equity Incentive Plans	44,496,729	44,496,729	17,937,479	44,496,729		44,496,729
Total	47,919,229	47,919,229	21,359,979	63,807,569		47,919,229
Josh Hirsberg
CIC Plan	—	—	—	3,932,227		—
Short-term/Annual Bonus (2000 MIP)	1,017,500	1,017,500	1,017,500	1,017,500	(1)	1,017,500
Unvested and Accelerated Awards Under Equity Incentive Plans	12,017,327	12,017,327	4,830,231	15,029,773		12,017,327
Total	13,034,827	13,034,827	5,847,731	19,979,500		13,034,827
Stephen Thompson
CIC Plan	—	—	—	3,365,227		—
Short-term/Annual Bonus (2000 MIP)	869,000	869,000	869,000	869,000	(1)	869,000
Unvested and Accelerated Awards Under Equity Incentive Plans	12,124,538	12,124,538	5,627,715	12,124,538		12,124,538
Total	12,993,538	12,993,538	6,496,715	16,358,765		12,993,538
Theodore Bogich
CIC Plan	—	—	—	3,365,227		—
Short-term/Annual Bonus (2000 MIP)	869,000	869,000	869,000	869,000	(1)	869,000
Unvested and Accelerated Awards Under Equity Incentive Plans	11,195,336	11,195,336	4,698,514	11,195,336		11,195,336
Total	12,064,336	12,064,336	5,567,514	15,429,563		12,064,336
Uri Clinton
CIC Plan	—	—	—	5,206,082		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	700,000	(2)	700,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	5,660,106
Total	—	—	—	11,566,188		700,000

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)
Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

21	2026 Proxy Statement

CEO PAY
RATIO
The 2025 annual total compensation of Mr. Smith, our President and CEO, was $14,697,487, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median team member in terms of total 2025 compensation of all Company employees (other than Mr. Smith) received approximately $39,154 in annual total compensation for 2025. Therefore, the estimated ratio of 2025 total compensation of Mr. Smith to the median employee was 375 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.
We took the following steps to identify our median employee and determine median employee compensation:

•	We identified our employee population as of December 31, 2025, which consisted of approximately 16,009 full-time and part-time employees.

•
With respect to employees other than Mr. Smith, we used a “base salary” for 2025, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate, plus any applicable cash tip income reported, for non-salaried employees. We then identified the median employee whose compensation we believe best reflects the Company’s median employee compensation.

•
We then determined the median employee’s 2025 total compensation using the approach when calculating our NEOs’
compensation
, as reported in the Summary Compensation Table. The median employee’s 2025 total compensation included all cash compensation and Company matching contributions to the employee’s 401(k) account.

The median salary increased from $37,755 in 2024 to $39,154 in 2025. We experienced a decrease in the number of employees from 16,191 as of December 31, 2024 to 16,009 as of December 31, 2025, or a decrease of 182 year over year.

2026 Proxy Statement	22

PAY VS. PERFORMANCE
The following information provides detail on the relationship between executive compensation actually paid and certain financial performance metrics. For additional information on how the Company aligns executive compensation with Company performance, see “
Compensation Discussion and Analysis
”.

					Value of $100 Initial Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (Loss) (in thousands) ($)	Adjusted EBITDAR (in thousands) ($)
2025	14,697,487	18,124,227	3,829,169	4,780,449	206.98	81.82	1,843,273	1,353,762
2024	11,495,978	14,442,596	3,567,259	4,362,719	174.52	84.53	577,952	1,390,593
2023	11,410,646	14,804,618	3,318,748	4,115,190	148.99	84.71	620,023	1,394,791
2022	10,369,721	7,120,582	3,431,198	2,454,683	128.47	65.00	639,377	1,390,509
2021	14,740,782	25,387,421	4,531,494	7,532,905	152.77	87.18	463,846	1,365,985

(1)	Compensation actually paid to Mr. Smith for each of the fiscal years reported is calculated as follows:

	2025($)	2024($)	2023($)	2022($)	2021($)
Total compensation reported in Summary Compensation Table	14,697,487	11,495,978	11,410,646	10,369,721	14,740,782
Less: Grant date fair value of equity awarded in current year(a)	9,124,858	6,691,049	6,666,287	6,430,512	8,940,265
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	9,535,969	7,324,944	6,181,611	4,952,415	10,841,081
Change in fair value of outstanding awards granted in prior fiscal years(b)	2,536,317	1,431,330	1,307,514	(2,628,668)	6,743,562
Vesting date fair value of equity awards granted and vested during the fiscal year	239,984	232,496	225,011	217,516	213,759
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year(c)	239,328	648,897	2,346,123	640,110	1,788,502
Earnings paid on unvested awards for dividends or other earnings	—	—	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—	—	—
Compensation actually paid(d)	18,124,227	14,442,596	14,804,618	7,120,582	25,387,421

(a) Includes time-based RSUs and Performance Shares, which do not vest during the fiscal year awarded, and Career Shares, which vest 100% when granted.

23	2026 Proxy Statement

(b)
Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each Performance Share included as part of the calculation represents a contingent right to receive up to a maximum of two shares of common stock, subject to satisfaction of certain performance metrics. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.

(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(2)
NEOs included in the calculation for 2024 and 2025 are Messrs. Hirsberg, Thompson, Bogich, and Clinton, for 2023 are Messrs. Hirsberg, Thompson, Bogich, Clinton, and William S. Boyd, and for each of 2022 and 2021 are Messrs. Hirsberg, Thompson, Bogich, and Boyd.

(3)	Average compensation actually paid to non-CEO NEOs reported on an average basis is calculated as follows :

	2025($)	2024($)	2023($)	2022($)	2021($)
Total compensation reported in Summary Compensation Table	3,829,169	3,567,259	3,318,748	3,431,198	4,531,494
Less: Grant date fair value of equity awarded in current year(a)	2,154,729	1,885,237	1,724,816	1,751,000	2,350,193
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	2,217,353	2,041,539	1,584,293	1,331,398	2,826,067
Change in fair value of outstanding awards granted in prior fiscal years(b)	748,763	412,304	362,981	(810,433)	2,023,149
Vesting date fair value of equity awards granted and vested during the fiscal year	82,789	78,666	86,706	94,075	94,086
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year(c)	57,104	148,188	487,278	159,445	408,302
Earnings paid on unvested awards for dividends or other earnings	—	—	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—	—	—
Compensation actually paid(d)	4,780,449	4,362,719	4,115,190	2,454,683	7,532,905

(a)  Includes time-based RSUs and Performance Shares, which do not vest during the fiscal year awarded, and Career Shares. As of December 31, 2025, Messrs. Thompson and Bogich were fully vested in each of their respective Career Shares, Mr. Hirsberg was 75% vested, and Mr. Clinton was entirely unvested. See “
Compensation Discussion and Analysis—Long-Term Incentives
.”

(b)
Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each Performance Share included as part of the calculation represents a contingent right to receive up to a maximum of two shares of common stock, subject to satisfaction of certain performance metrics. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.

(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)	Assumes $100 was invested on December 31, 2020.
(5)	Represents the cumulative total return of the Dow Jones U.S. Gambling Index and assumes $100 was invested on December 31, 2020.

2026 Proxy Statement	24

Financial Performance Measures
We structure our pay principles to balance achievement of short- and long-term goals with a focus on Company performance, as described in “
Compensation Discussion and Analysis
”. We view the following financial performance measures as the most important financial performance measures in determining compensation actually paid to our CEO and other NEOs for the most recently completed fiscal year:

•	Adjusted EBITDAR;

•	Consolidated Adjusted EBITDAR margin; and

•	Return on invested capital (“ROIC”).
Information Presented in the Pay versus Performance Table
Our pay principles are intended to promote Boyd Gaming’s philosophy of being innovative yet disciplined. We seek to align executive interests with all stakeholders by setting performance measures that provide a clear path to achieving long-term value. Because the Company generally places emphasis on long-term performance, compensation actually paid as disclosed in the table above may not specifically align with achievement of performance measures for a particular year.
Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)
As described in “
Compensation Discussion and Analysis
”, equity awards comprise approximately 60% of our CEO’s total target compensation awarded during the fiscal year. These awards consist of Performance Shares, time-based RSUs, and Career RSUs. Generally, time-based RSUs and Performance Shares do not vest during the year awarded. Subject to certain exceptions as noted above, the degree to which career shares may be distributed at retirement depends on the satisfaction of certain age and service criteria. The following graph demonstrates the relationship between compensation actually paid and cumulative TSR considering the Company’s emphasis on long-term equity awards.

25	2026 Proxy Statement

Compensation Actually Paid and Net Income
The following table demonstrates the relationship between compensation actually paid and net income, which is not a performance metric used in our overall compensation program but is related to Adjusted EBITDAR, which is included in our compensation program. See “
—
Compensation Actually Paid and Adjusted EBITDAR
”.

Compensation Actually Paid and Adjusted EBITDAR
We believe Adjusted EBITDAR is the most important indicator of our financial performance, which is indicated by the relative significance it bears in achievement of short- and long-term incentives. See “
Compensation Discussion and Analysis
”. The graph below demonstrates the relationship between compensation actually paid and Adjusted EBITDAR.

2026 Proxy Statement	26

OTHER INFORMATION

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 10, 2026 by:

•	each of our directors or director nominees;

•	each of our NEOs;

•	all of our directors and executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 75,304,423 shares of our common stock outstanding on March 10, 2026.

Name**	Number of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Class
Director
Marianne Boyd Johnson	13,458,815	(2)	17.87%
William R. Boyd	1,945,635	(3)	2.58%
Keith Smith	938,322		1.25%
Christine Spadafor	118,195	(4)	*
John Bailey	69,630	(5)	*
Paul Whetsell	65,130	(6)	*
A. Randall Thoman	20,111	(7)	*
Michael Hartmeier	5,968		*
Other NEOs
Josh Hirsberg	391,277		*
Stephen Thompson	47,425		*
Theodore Bogich	97,059	(8)	*
Uri Clinton	30,523		*
All directors and executive officers as a group (12 persons)	17,188,090		22.82%

5% or Greater Stockholders
William S. Boyd	6,280,547		8.34%
Marianne Boyd Johnson	13,458,815	(2)	17.87%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,716,487	(9)	8.92%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	7,434,379	(10)	9.87%

Cohen & Steers, Inc. 1166 Avenue of the Americas, 30th Floor New York, NY 10036	3,985,923	(11)	5.46%

*	Indicates less than 1% of class.
**	Except as otherwise noted, the mailing address of all persons on the list set forth in the table below is 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118.
(1)

Includes shares underlying certain Career RSUs and certain RSUs held by our outside directors that were fully vested upon grant but excludes shares underlying Career RSUs that do not independently vest or become exercisable within 60 days of March 10, 2026.

(2)

Includes 25,693 shares held by the Justin Boyd 1999 Education Trust, of which Ms. Johnson is a trustee; 45,482 shares held by the Johnson Children’s Trust, dated June 24, 1996, Taylor J. Boyd, trustee; 1,471,282 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 1,100,000 shares held by BG-Sub, LLC, of which Ms. Johnson is the managing member; 4,800,000 shares held by WSB-BYD, LLC, of which Ms. Johnson is the manager; 4,400,000 shares held by BYD-SST, of which Ms. Johnson is the manager, and 138,410 shares held in WSB Inc. Also includes 1,523,430 shares held by MBGPT, 783,723 shares of which are pledged. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced education trusts, the Johnson Children’s Trust and the above referenced limited partnership and limited liability companies, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(3)	Includes 1,930,447 shares held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is the trustee. Includes 273,166 shares that are pledged.
(4)	Includes 110,548 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(5)	Includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(6)	Includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(7)	Includes 6,450 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Mr. Bogich’s Career Shares were released after his retirement, which was effective December 31, 2025.
(9)

Based solely on information contained in Schedule 13G, Amendment No. 9, filed with the SEC on November 8, 2024 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 6,716,487 shares and sole dispositive power over 6,716,487 shares.

(10)

Based solely on information contained in Schedule 13G, Amendment No. 7, filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). The Schedule 13G provides that Vanguard has shared voting power over 33,769 shares, sole dispositive power over 7,331,153 shares, and aggregate amount beneficially owned of 7,434,379.

(11)

Based solely on information contained in Schedule 13G, Amendment No. 1, filed with the SEC on March 7, 2025 by Cohen & Steers, Inc. (“Cohen & Steers”). The Schedule 13G provides that (i) Cohen & Steers, through its subsidiaries identified therein, has sole voting power with respect to 3,985,923 shares and sole dispositive power over 4,121,798 shares.

27	2026 Proxy Statement

SECTION 16(A) REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file ownership reports on Forms 3, 4, and 5 with the SEC. Based solely on its review of the copies of such forms received by it, the Company believes that during 2025 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied.

2026 Proxy Statement	28

PROPOSALS REQUIRING

YOUR VOTE

PROPOSAL 1—ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at eight, as set by the Board pursuant to our bylaws. The Board recommends the following individuals for election as directors to serve until the next annual election of directors.

✓	Marianne Boyd Johnson

✓	Keith Smith

✓	William R. Boyd

✓	John Bailey

✓	Michael Hartmeier

✓	Christine Spadafor

✓	A. Randall Thoman

✓	Paul Whetsell

Vacancies on our Board and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. Our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the Board’s knowledge, each of the nominees intends to serve the entire term for which election is sought. However, should any nominee become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our Board may determine.

Our Board of directors recommends you vote FOR the election of the nominees listed above.

29	2026 Proxy Statement

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has served as our independent registered public accounting firm since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2026.

If our stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors, and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining its independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2025 and 2024.

	2025	2024

Audit Fees(1)	$4,176,000	$4,030,000

Audit-Related Fees(2)	870,000	1,012,000

Tax Fees(3)	316,000	208,000

All Other Fees	—	—

Total	$5,362,000	$5,250,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our corporate transactions and acquisitions.

(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)

Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services: The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Audit Committee chair. The chair is required to report any decisions to the Audit Committee at the next scheduled Audit Committee meeting. All services provided by Deloitte in fiscal year 2025 were approved by the Audit Committee.

Our Board of directors recommends you vote FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2026.

2026 Proxy Statement	30

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2025.

We have discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

A. Randall Thoman, Chair

Michael Hartmeier

Christine Spadafor

Members, Audit Committee

31	2026 Proxy Statement

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, as required by Section 14A of the Exchange Act and related SEC rules (a “say-on-pay” proposal). The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs as described in this proxy statement in accordance with the SEC’s compensation disclosure rules.

Our Board determined that the Company will hold an advisory stockholder vote on the compensation of our NEOs every year. Following the stockholders’ vote on Proposal 3 at the Annual Meeting, the next say-on-pay proposal will be held at the Company’s 2027 Annual Meeting, and an advisory vote on the frequency of say-on-pay proposals will be held no later than the Company’s 2029 Annual Meeting.

As described in “Compensation Discussion and Analysis,” the compensation programs for our NEOs are designed to promote the Company’s long-term strategy. Accordingly, the compensation of our NEOs is based in large part on our success and achievements as assessed by our Board.

The Compensation Committee believes the Company’s executive compensation programs have been effective at recognizing the achievement of sound financial performance and accomplishment of strategic, long-term transformative corporate events.

Our Board and Compensation Committee value the opinions of our stockholders who supported our compensation programs for our NEOs at the 2025 Annual Meeting with approximately 90.38% of votes cast. We are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues in addition to conducting periodic advisory votes on executive compensation.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this resolution is not binding on the Company, our Board or our Compensation Committee. However, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation. The Compensation Committee will consider the outcome of this advisory vote when making future compensation decisions regarding our NEOs.

The Board of directors recommends you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

2026 Proxy Statement	32

OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans as of December 31, 2025.

Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in first Column)
Equity compensation plans approved by stockholders	2,244,719	(1)	$17.75	(2)	6,040,528	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,244,719		$17.75		6,040,528

(1)

Includes options to purchase shares outstanding under our 2012 Stock Incentive Plan. Also includes time-based RSUs, Performance Shares and Career Shares outstanding under our 2020 Stock Incentive Plan, our 2012 Stock Incentive Plan and our 2002 Stock Incentive Plan.

(2)	Weighted Average Exercise Price does not include time-based RSUs, Performance Shares or Career Shares outstanding under our Stock Incentive Plans, which do not have an exercise price.
(3)

Consists of shares available for future issuance under our 2020 Stock Incentive Plan, which may also be issued as time-based RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

We consider transactions involving the Company and any persons who may have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving certain related person transactions.

Marianne Boyd Johnson and William R. Boyd are children of William S. Boyd, our Chairman Emeritus and former Co-Executive Chair of the Board. Samuel J. Johnson, III is the stepson of Marianne Boyd Johnson, Sean Johnson is the son of Marianne Boyd Johnson, and William S. Boyd (grandson) is the son of William R. Boyd.

William S. Boyd (Chairman Emeritus) received total compensation equal to $900,000 for fiscal year 2025 and is receiving a base salary of $900,000 for fiscal year 2026. Marianne Boyd Johnson received total compensation equal to $1,632,887 for fiscal year 2025, which included base salary, equity- and non-equity-based incentive compensation, time-based equity awards, career shares and other benefits. Ms. Johnson is receiving compensation equal to $480,000 in fiscal year 2026 related to her service as Chairman, which may be in the form of cash or a combination of cash and stock. William R. Boyd receives remuneration consistent with his role as a member of the Board—see “Director Compensation”.

Samuel J. Johnson, III, Vice President of Business Improvement, received a base salary, non-equity-based incentive compensation and time-based equity awards equal to $306,875 for fiscal year 2025 and is receiving a base salary of $224,000 for 2026. Samuel J. Johnson, III is also eligible to earn cash and equity bonuses in fiscal year 2026. Sean Johnson, Project Development Manager, received total compensation of $127,050 in 2025 and is receiving a base salary of $125,500 for 2026. William S. Boyd (grandson), Manager, Food and Beverage Operations and Development, received total compensation of $127,050 in 2025 and is receiving a base salary of $125,500 for 2026. Both Sean Johnson and William S. Boyd (grandson) are eligible to earn cash bonuses in fiscal year 2026.

33	2026 Proxy Statement

Q&A

What is the purpose of the Annual Meeting?

Our Board has called this Annual Meeting to consider and vote on the following proposals:

1.	To elect eight members to our Board to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

3.	To hold an advisory vote on executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 10, 2026 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 75,304,423 shares of our common stock outstanding. Shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may attend the virtual meeting via the live webcast and vote during the meeting when the polls are open. Alternatively, prior to the date of the Annual Meeting, you may vote by using any of the following methods:

•

By Internet—Vote online by going to www.proxyvote.com to complete an electronic proxy card. When voting online, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the instructions contained on the website to vote. You must submit your vote before 11:59 p.m. Eastern Time on May 6, 2026, the day before the Annual Meeting, for your vote to count.

•

By Telephone—Use any touch-tone telephone to vote by calling the phone number on your voter card. When voting by telephone, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the voice-guided instructions. You must submit your vote before 11:59 p.m. Eastern Time on May 6, 2026, the day before the Annual Meeting, for your vote to count.

•

By Mail—If you receive or request a proxy card, vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card no later than 11:59 p.m. Eastern Time on May 6, 2026, the day before the Annual Meeting, for your vote to count.

To determine how you may revoke or change your vote submitted by the Internet, telephone and mail methods described above, see “Can I change my vote after I submit my proxy or voting instructions?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote.

2026 Proxy Statement	34

Who will vote my shares if I specify how my shares are to be voted?

Marianne Boyd Johnson and William R. Boyd are both directors of the Company and were named by our Board as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy card. For a discussion regarding how the proxy holders will vote proxies if no direction is given, see “What if I do not specify how my shares are to be voted?”

What if I do not specify how my shares are to be voted?

If you indicate that you wish to vote as recommended by our Board or if you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board. Your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; “FOR” Proposal 3; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your bank, broker or other holder of record on how to vote your shares, your bank, broker or other holder of record may vote your shares in its discretion only on Proposal 2. Your bank, broker or other holder of record may not vote your shares with respect to Proposals 1 or 3 without instructions. For a discussion regarding the difference between stockholders of record and beneficial owners, see “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxy holders on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials via the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders who have previously requested a paper copy of the proxy materials by mail will receive a paper copy of the proxy materials rather than the Internet Availability Notice. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attn: David Strow, Vice President of Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

What is “householding” and how does it work?

Under SEC rules, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

35	2026 Proxy Statement

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided in the proxy materials to log in to http://www.virtualshareholdermeeting.com/BYD2026. You will be asked to provide the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, an Internet Availability Notice or, if you had previously requested the delivery of paper copies, the Notice of Annual Meeting, this proxy statement and our 2025 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, an Internet Availability Notice or paper copies of the Notice of Annual Meeting, this proxy statement and our 2025 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy or voting instructions?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the virtual Annual Meeting.

Your attendance at the virtual Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the procedures referenced above. Any written notice revoking a proxy should be sent to the Company at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attention: Corporate Secretary and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, please follow the instructions provided by the record holder (e.g., your bank or broker) regarding how to change or revoke your voting instructions.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote or has indicated that it does not have discretionary authority to vote. Under NYSE rules, certain matters submitted to a vote of stockholders are considered by NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. For those matters which NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is considered a “routine” matter. Proposals 1 and 3 are each considered a “non-routine” matter, and therefore broker non-votes may exist in connection with Proposals 1 and 3. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

2026 Proxy Statement	36

What is a quorum, and how is it determined?

A quorum must be present for business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting. The presence at the virtual meeting, whether personally or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum. Shares represented at the meeting, whether personally or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eight director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Withheld votes and broker non-votes are not counted for purposes of the election of directors.

If the election of directors under Proposal 1 is uncontested, our Corporate Governance Guidelines provide that a director must tender his or her resignation to the Board if the number of votes withheld for his or her election exceeds the number of affirmative votes cast in favor of his or her election. The Board must then consider whether to accept such director’s resignation but is not required to accept the resignation as set forth in the Corporate Governance Guidelines.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions are not counted for purposes of Proposal 2, and no broker non-votes are expected on this proposal.

•

Proposal 3—the number of affirmative votes cast in favor of Proposal 3 must exceed the number of votes cast against it for the approval, on an advisory basis, of the executive compensation of our NEOs. Broker non-votes and abstentions are not counted for purposes of Proposal 3.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Broadridge Financial Solutions, Inc. The Inspector of Elections will also determine whether a quorum is present.

Where can I find voting results of the meeting?

We will disclose final voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who pays for the cost of this proxy solicitation?

This proxy solicitation will be conducted by mail, and we will bear all associated costs. These costs will include the expense of preparing and mailing the Internet Availability Notice and the proxy solicitation materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employee team members, none of whom will receive additional compensation for assisting with the solicitation.

37	2026 Proxy Statement

STOCKHOLDER

PROPOSALS;

OTHER MATTERS

STOCKHOLDER PROPOSALS

Our stockholders may submit proposals for inclusion in our proxy statement on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our 2027 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be received no later than November 20, 2026 at the following address:

Boyd Gaming Corporation

6465 South Rainbow Boulevard, Las Vegas, Nevada 89118

Attn: Corporate Secretary

Consistent with the Company’s bylaws, notice of any proposal that a stockholder intends to present at the 2027 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting. Notices received outside of this timeframe will be deemed untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting the information required by the Company’s bylaws, including (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. If the date of the 2027 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, these deadlines will be adjusted consistent with Rule 14a-8 of the Exchange Act and our bylaws.

If a stockholder chooses to nominate a candidate for election to the board of directors, under our Amended and Restated Bylaws, compliant notice of director nominations must be received by the Company, Attention: Corporate Secretary, at our principal offices, no later than 60 days prior to the date of the 2027 Annual Meeting of Stockholders, and such notice must meet the eligibility, procedural, disclosure and other requirements set forth in our Amended and Restated Bylaws. Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our Amended and Restated Bylaws must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Other Matters

Our Board currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 7, 2026.

This proxy statement, the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder, with exhibits, without charge upon written request to Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, 702-792-7200, Attn: David Strow.

2026 Proxy Statement	38

BOYD GAMING CORPORATION 6465 S. RAINBOW BOULEVARD LAS VEGAS, NV 89118 ATTN: DAVID STROW	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 6, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BYD2026
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 6, 2026. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number (s) of the nominee (s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	Election of Directors

	Nominees

	01)	John R. Bailey	02)	William R. Boyd	03)	Michael A. Hartmeier	04)	Marianne Boyd Johnson	05)	Keith E. Smith
	06)	Christine J. Spadafor	07)	A. Randall Thoman	08)	Paul W. Whetsell

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

3	Advisory vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (s) appear (s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Annual Report/10K are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

BOYD GAMING CORPORATION

Annual Meeting of Stockholders

May 7, 2026 at 1:00 PM (Pacific Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marianne Boyd Johnson and William R. Boyd (collectively, the “Proxies”), or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOYD GAMING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 PM PDT on May 7, 2026, virtually at www.virtualshareholdermeeting.com/ BYD2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side